UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MACROGENICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MacroGenics, Inc.

9640 Medical Center Drive

Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2014

To the Stockholders of MacroGenics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of MacroGenics, Inc., a Delaware corporation (the “Company”), will be held on June 5, 2014, at 9:00 a.m. local time, at the Hilton Garden Inn Rockville-Gaithersburg, 14975 Shady Grove Road, Rockville, Maryland, 20850 for the following purposes:

1. To elect two directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 16, 2014 (the “Record Date”) can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

James Karrels

Corporate Secretary

Rockville, Maryland

April 30, 2014

MacroGenics, Inc.

9640 Medical Center Drive

Rockville, Maryland 20850

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2014

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of MacroGenics, Inc. (referred to herein as the “Company”, “MacroGenics”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders to be held on Thursday, June 5, 2014, at 9:00 a.m. local time, at the Hilton Garden Inn Rockville-Gaithersburg, 14975 Shady Grove Road, Rockville, Maryland, 20850.

•	This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We have retained outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 16, 2014 (the “Record Date”) for the first time on or about April 30, 2014. In this mailing, we are also including our Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2013, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report to Stockholders (“2013 Annual Report”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2013 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Company’s Annual Report on Form 10-K is also available in the “Financial Information” section of our website at http://ir.macrogenics.com.

The only voting securities of MacroGenics are shares of common stock, $0.01 par value per share (the “common stock”), of which there were 27,619,894 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of MacroGenics, Inc. is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2014, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 27,619,894 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed Proxy Card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two (2) proposals:

•	Proposal No. 1—the election of two Class I directors to hold office until our 2017 Annual Meeting of Stockholders; and

•	Proposal No. 2—the ratification of the selection, by the audit committee of our Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify or abstain from voting.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the Proxy Card.

•	To vote by proxy by telephone call the toll free number found on the Proxy Card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Who counts the votes?

Computershare Trust Company, N.A. (“Computershare”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Elections. If you are a stockholder of record, your executed Proxy Card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Computershare on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to Proposal 2) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, the election of directors, the two nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes will have no effect on the election of directors.

With respect to Proposal No. 2, the affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director, and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 9640 Medical Center Drive, Rockville, Maryland 20850.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2014 to our Corporate Secretary at 9640 Medical Center Drive, Rockville, Maryland 20850; provided that if the date of the annual meeting is more than 30 days from June 5, 2015, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting or to nominate a director pursuant to our current Bylaws, rather than the SEC’s stockholder proposal procedures, you must do so not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of that annual meeting is more than 20 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, you must give notice not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 27,619,894 shares outstanding and entitled to vote. Accordingly, 13,809,948 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company”.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company’s executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of eight seated directors, divided into the three following classes:

•	Class I directors: Scott Koenig, M.D., Ph.D., Eran Nadav, Ph.D. and Arnold Oronsky, Ph.D., whose current terms will expire at the Annual Meeting;

•	Class II directors: Matthew Fust, Kenneth Galbraith and David Stump, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2015; and

•	Class III directors: Paulo Costa and Edward Hurwitz, whose current terms will expire at the annual meeting of stockholders to be held in 2016.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Dr. Koenig and Mr. Fust have been nominated to serve as Class I directors and each has agreed to stand for reelection. Dr. Nadav and Dr. Oronsky are not standing for reelection and will each retire from the Board as of the 2014 Annual Meeting of Stockholders on June 5, 2014. The remaining members of our Board have voted, effective upon the retirements of Dr. Nadav and Dr. Oronsky, to reduce the size of the Board to six. In order to ensure that each class consists, as nearly as possible, of one-third of the total number of directors, Mr. Fust, previously a Class II director, has been nominated to serve as a Class I director. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2014 Annual Meeting of Stockholders
Scott Koenig, M.D., Ph.D.	61	President and CEO and Director	2001
Class II Directors whose terms expire at the 2015 Annual Meeting of Stockholders
Matthew Fust (1)(4)	49	Director	2014
Kenneth Galbraith (1)(3)	51	Director	2008
David Stump, M.D.	64	Director	2013
Class III Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Paulo Costa (2)	63	Director	2009
Edward Hurwitz (1)(2)	50	Director	2004

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Mr. Fust, previously a Class II director, has been nominated for reelection as a Class I director.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Scott Koenig, M.D., Ph.D. has been our President and Chief Executive Officer and a director since September 2001 and was one of our co-founders. Prior to joining us, Dr. Koenig served as Senior Vice President of Research at MedImmune Inc., where he participated in the selection and maturation of their product pipeline. From 1984 to 1990, he worked in the Laboratory of Immunoregulation at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health, where he investigated the immune response to retroviruses and studied the pathogenesis of AIDS. Dr. Koenig currently serves as Chairman of the Board of Directors of Applied Genetic Technologies Corporation and of the Children’s Research Institute of Children’s National Medical Center, and serves as a Board member of the Biotechnology Industry Organization (BIO) and Children’s National Medical Center. Dr. Koenig received his A.B. and Ph.D. from Cornell University and his M.D. from the University of Texas Health Science Center in Houston. We believe that Dr. Koenig’s detailed knowledge of our company and his over 29 years in research and the biotechnology industry provide a valuable contribution to our board of directors.

Matthew Fust joined our board of directors in March 2014. Mr. Fust most recently served as Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., a biopharmaceutical company that was acquired by Amgen, Inc., in 2013 and served in that position since January 2009. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer of Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Fust serves on the Boards of Directors of Sunesis Pharmaceuticals, Inc., Ultragenyx Pharmaceutical and Atara Biotherapeutics, Inc. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. The board of directors believes that Mr. Fust’s significant experience in executive management and leadership roles in public and private life sciences and biopharmaceutical companies, and significant financial reporting expertise through his accounting education and professional experience qualify him to serve as a member of our board of directors.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Kenneth Galbraith has served as a director since July 2008. Mr. Galbraith is a Managing Director at Five Corners Capital Inc., general partner and investment manager of the Ventures West venture capital funds. He has served in this capacity, and in a similar capacity with the predecessor manager and general partner of these funds, since 2007. Mr. Galbraith has over 25 years of experience acting as an executive, director, investor and advisor to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith has served as a director of Tekmira Pharmaceuticals Corp., a publicly held company, since January 2010. In addition, Mr. Galbraith serves as a director of several privately-held companies. Based on Mr. Galbraith’s depth of experience in the biotechnology industry, ranging from executive officer to director roles, the board of directors believes Mr. Galbraith has the appropriate set of skills to serve as a member of the board of directors.

David Stump, M.D. has served as a director since September 2013. Dr. Stump was most recently Executive Vice President, Research and Development at Human Genome Sciences, Inc. from November 1999 until his retirement in December 2012. Dr. Stump also serves as a director of Sunesis Pharmaceuticals, Inc., a publicly held company, and as a director of Dendreon Corporation, also a publicly held company. The board of directors believes that Dr. Stump’s medical training and 23 years of experience in research and development and operations in the biotechnology industry qualify him to serve as a member of our board of directors.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Paulo Costa has served as a director since June 2009 and became Chairman of the Board in September 2013. Mr. Costa served as President and Chief Executive Officer of Novartis U.S. Corporation, a pharmaceutical and consumer health company, from October 2005 to August 2008. From August 2009 to August 2012, Mr. Costa served as Chairman of the Board of Directors of Amylin Pharmaceuticals Inc., a publicly held company, and currently serves as a director of two privately-held companies. Based on Mr. Costa’s diverse experience in the pharmaceutical industry, ranging from successful product development, launch and commercialization and his extensive senior management experience within the industry, the board of directors believes Mr. Costa has the appropriate set of skills to serve as a member of the board of directors.

Edward Hurwitz has served as a director since October 2004. Mr. Hurwitz is a Managing Director of Precision Bioventures, LLC, a consulting and advisory firm, and a director of the general partner of Alta BioPharma III, L.P., a fund affiliated with Alta Partners, a venture capital firm. He was a director at Alta Partners from 2002 through December 2013 and continues to serve as a consultant to that firm. Mr. Hurwitz also serves as a director of Applied Genetic Technologies Corporation, a publicly held company, and Cara Therapeutics, Inc., also a publicly held company. The board of directors has concluded that Mr. Hurwitz should serve on the board of directors due to his financial and scientific expertise, as well as his deep understanding of the biotechnology industry, which the board of directors believes makes him an important resource for the board of directors as it assesses both financial and strategic decisions.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees paid to Ernst & Young LLP during the years ended December 31, 2013 and 2012. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2013	2012
Audit Fees (1)	$356,478	$207,000
Audit-Related Fees (2)	861,709	—
Tax Fees (3)	291,575	48,000
All Other Fees	2,490	6,000

Total Fees	$1,512,252	$261,000

(1)	Audit fees of Ernst & Young LLP for 2013 and 2012 were for professional services rendered for the audits of our financial statements, including accounting consultation, and reviews of quarterly financial statements.
(2)	Audit-related fees of Ernst & Young LLP for 2013 were for services associated with our initial public offering, which was completed in October 2013.
(3)	Tax fees of Ernst & Young LLP for 2013 and 2012 were for fees billed for services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://ir.macrogenics.com.

The audit committee approved all audit, audit-related, tax and other services provided by Ernst & Young LLP for 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by MacroGenics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.macrogenics.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management MacroGenics’ audited financial statements as of and for the year ended December 31, 2013.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee

Matthew Fust, Chairman

Kenneth Galbraith

Edward Hurwitz

Arnold Oronsky

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://ir.macrogenics.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Independence of the Board of Directors

As required under NASDAQ rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Dr. Koenig, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Dr. Koenig is not considered independent because he is an employee of MacroGenics. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of NASDAQ rules and regulations.

Leadership Structure of the Board

The Board of Directors does not have a policy regarding whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be a non-employee director. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders. However, the Board believes that separation of the roles of Chief Executive Officer and Chairman of the Board is currently the most appropriate structure for the Company because that structure is consistent with best corporate governance practices and may enhance the independence of the Board. Currently, Mr. Costa, a non-employee director, serves as the Chairman of the Board and Dr. Koenig serves as a director and Chief Executive Officer.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the audit committee charter and the committee’s performance.

The current members of our audit committee are Matthew Fust, Kenneth Galbraith, Edward Hurwitz and Arnold Oronsky. Dr. Oronsky is not standing for reelection and will retire from the Board as of the 2014 Annual Meeting of Stockholders. Mr. Fust serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that each of Messrs. Fust, Galbraith and Hurwitz qualifies as an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our Board has determined that each of Messrs. Fust, Galbraith, Hurwitz and Oronsky are independent under the applicable rules of NASDAQ and under the applicable rules of the SEC, in particular, Rule 10A-3 of the Exchange Act. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company’s website at http://ir.macrogenics.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends to our Board corporate goals and objectives relevant to compensation of our Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of those goals and objectives and recommends to our Board the compensation based on such evaluations. The compensation committee also reviews and approves the corporate goals and objectives relevant to the Non-CEO Executive Officer compensation and evaluates the performance and determines and approves all compensation of the Non-CEO Executive Officers. The compensation committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, its compliance with its charter. The current members of our compensation committee are Edward Hurwitz, Paulo Costa and Eran Nadav, Ph.D. Dr. Nadav is not standing for reelection and will retire from the Board as of the 2014 Annual Meeting of Stockholders. Mr. Hurwitz was appointed as chairperson of the compensation committee in September 2013. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers on our Board or compensation committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter. A copy of the compensation committee charter is available to security holders on the Company’s website at http://ir.macrogenics.com.

In 2013, as part of our process leading up to our initial public offering, the compensation committee retained Radford, an Aon Hewitt Company, a national executive compensation consulting firm, to conduct market research and analysis to assist the committee in developing executive compensation levels, including appropriate salaries and target bonus percentages as well as equity awards for our executives, based on compensation practices of publicly-traded peer companies. After review and consultation with Radford, the compensation committee determined that Radford was independent and that there was no conflict of interest resulting from retaining Radford for such engagement. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our nominating and corporate governance committee are Kenneth Galbraith, Eran Nadav, Ph.D. and Arnold Oronsky, Ph.D. Dr. Nadav and Dr. Oronsky are not standing for reelection and will retire from the Board as of the 2014 Annual Meeting of Stockholders. Mr. Galbraith serves as the chairperson of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://ir.macrogenics.com.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in the industries in which we compete; experience as a board member or executive officer of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; conflicts of interest; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 9640 Medical Center Drive, Rockville, Maryland 20850.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met nine times during the last year. The audit committee met four times, the compensation committee met four times and the nominating and corporate governance committee met three times during last year. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 9640 Medical Center Drive, Rockville, Maryland 20850. The Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2013, our compensation committee consisted of Edward Hurwitz, Paulo Costa and Eran Nadav, Ph.D. Mr. Hurwitz was appointed as chairperson of the compensation committee in September 2013. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2011, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation—Employment Arrangements”.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our audit committee, our audit committee of the board of directors is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the board of directors or senior management. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees report any potential related party transaction prior to entering into such transaction. All such notices concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our audit committee.

DIRECTOR COMPENSATION

In connection with, and effective as of, our initial public offering in 2013, we implemented a Director Compensation Program (the “Director Plan”) for our non-employee directors. Pursuant to the Director Plan, our non-employee directors receive an annual retainer of $35,000. The Chairman receives an additional annual retainer of $25,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Member Annual Retainer	Chairman Additional Retainer
Audit committee	$7,500	$15,000
Compensation committee	$5,000	$10,000
Nominating and corporate governance committee	$3,500	$7,000

Other than the annual retainers and committee fees paid pursuant to our Director Plan described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Non-employee directors are entitled to receive an option to purchase 13,849 shares of our common stock upon initial election or appointment to the Board (the “Initial Option”) and an option to purchase 6,924 shares of our common stock annually thereafter (the “Annual Option”). Options granted to non-employee directors have a per share exercise price equal to the per share fair market value of our common stock as of the date of grant. The Initial Option will be granted on the date which such non-employee director commences services and will vest as to 33.33% of the shares of our common stock underlying such option annually, beginning on the first anniversary of the applicable grant date, subject to the director’s continued service on the board through each vesting date. The Annual Option will be automatically granted on the date of the first Board meeting held after each annual meeting of stockholders and will vest as to 33.33% of the shares of our common stock underlying such option annually, beginning on the first anniversary of the applicable grant date, subject to the director’s continued service on the board through each vesting date. Our directors who are employees are compensated for their service as employees and do not receive any additional compensation for their service on our Board. In connection with our initial public offering in 2013, each of our non-employee directors received an option to purchase 13,849 shares of our common stock granted on the date of effectiveness of our registration statement (October 9, 2013) at an exercise price per share of $16.00 per share, the price to the public of our common stock issued in our initial public offering, which vests in three equal annual installments from the grant date. No other option grants were made under our Director Plan during 2013.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Paulo Costa	$34,147	$221,584	$255,731
Kenneth Galbraith	$12,052	$221,584	$233,636
Edward Hurwitz	$16,486	$221,584	$238,070
Eran Nadav, Ph.D.	$9,892	$221,584	$231,476
Arnold Oronsky, Ph.D.	$10,460	$221,584	$232,044
David Stump M.D.	$7,959	$221,584	$229,543

(1)	Amount reflects the aggregate grant date fair value of options granted during 2013 computed in accordance with ASC Topic 718 Stock Compensation, as used by analogy for non-employees. The assumptions used in the valuation of these awards are set forth in Note 5 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

As of December 31, 2013, each of our non-employee directors held the following outstanding options:

Name	Shares Subject to Outstanding Options
Paulo Costa	13,849
Kenneth Galbraith	13,849
Edward Hurwitz	13,849
Eran Nadav, Ph.D.	13,849
Arnold Oronsky, Ph.D.	13,849
David Stump M.D.	13,849

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers. Information regarding Dr. Koenig, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal 1—Election of Directors—Nominees for Election as Directors at the Annual Meeting.”

Name	Age	Position(s)
Scott Koenig, M.D., Ph.D.	61	President and CEO and Director
James Karrels	47	Vice President, Chief Financial Officer and Secretary
Ezio Bonvini, M.D.	60	Senior Vice President, Research
Kathryn Stein, Ph.D.	69	Senior Vice President, Product Development and Regulatory Affairs
Jon Wigginton, M.D.	52	Senior Vice President, Clinical Development
Stanford Stewart, M.D.	62	Vice President, Clinical Oncology Research
Eric Risser	41	Vice President, Business Development
Lynn Cilinski	56	Vice President, Controller and Treasurer

Mr. Karrels joined us as Vice President and Chief Financial Officer in May 2008 and has over 20 years of experience in finance, including approximately 15 years working for, or on behalf of, life sciences companies. Prior to joining us, he was at Jazz Pharmaceuticals, Inc., most recently serving as Executive Director of Finance, where he was responsible for the company’s financial planning and analysis and investor relations activities. Prior to joining Jazz Pharmaceuticals, Mr. Karrels spent 11 years in the Investment Banking Group at Merrill Lynch, most recently serving as a Director in the Global Healthcare Group. Mr. Karrels holds an M.B.A. from Stanford University and a B.B.A. from the University of Notre Dame.

Dr. Bonvini, Senior Vice President, Research, joined us in June 2003. From 1985 to 2003, Dr. Bonvini was with the FDA in the Center for Biologics Evaluation and Research, or CBER, which is responsible for regulating therapeutic monoclonal antibodies and other proteins, ultimately serving as Acting Deputy Director, Division of Monoclonal Antibodies and Chief, Laboratory of Immunobiology. From 1982 to 1984, Dr. Bonvini was a Visiting Fellow at the National Cancer Institute at the National Institutes of Health. Dr. Bonvini received a Diploma in Science from the Scientific Lyceum in Genoa, Italy, and his M.D. and Specialty Certification in Clinical Hematology from the University of Genoa, School of Medicine.

Dr. Stein joined us as Vice President, Product Development and Regulatory Affairs in May 2002 and has served as a Senior Vice President since 2006. From 1980 to 2002, Dr. Stein was at the FDA, including serving as Director, Division of Monoclonal Antibodies in the Office of Therapeutics Research and Review at CBER from 1992 to 2002. While at the FDA, Dr. Stein worked on all regulatory aspects of therapeutic proteins and monoclonal antibodies and was a leader in policy development at FDA for these products. Many currently marketed monoclonal antibodies were approved under her leadership. Dr. Stein received her Ph.D. in Microbiology and Immunology from the Albert Einstein College of Medicine of Yeshiva University and her B.A. in Chemistry from Bard College. Dr. Stein commits half of her time to us.

Dr. Wigginton joined us as Senior Vice President, Clinical Development in August 2013. Dr. Wigginton was previously the Therapeutic Area Head, Immuno-Oncology, Early Clinical Research and Executive Director, Discovery Medicine-Clinical Oncology at Bristol-Myers from October 2008 to August 2013. While there, he led the early clinical development of the Bristol-Myers’ Immuno-Oncology portfolio including anti-PD-1 and anti-PD-L1. Prior to joining Bristol-Myers, Dr. Wigginton was the Director of Clinical Oncology at Merck Research Laboratories from May 2006 to October 2008, where he led early- and late-stage clinical development teams for small molecules and biologics. During his academic career, Dr. Wigginton held several positions at the National Cancer Institute Center for Cancer Research (NCI-CCR), including Head of Investigational Biologics Section, Pediatric Oncology Branch. Dr. Wigginton received his M.D. and B.S. in Biology from the University of Michigan.

Dr. Stewart joined us as Vice President, Clinical Oncology Research in July 2008. From 2005 to 2008, Dr. Stewart served as Vice President, Clinical Research at Raven Biotechnologies, Inc., which we acquired in July 2008. From 2001 to 2005, Dr. Stewart was with Corixa Corporation, most recently as Vice President, Clinical Research. Dr. Stewart was with ALZA Corporation in 2001 and from 1998 to 2001, he was with Genentech, where he was Clinical Scientist on the Herceptin project and guided post-marketing clinical development, including the adjuvant breast cancer program. Dr. Stewart trained in Medical Oncology at Stanford University, and served as a member of the faculty of the School of Medicine at Vanderbilt University for more than twelve years. Dr. Stewart received his M.D. from Baylor College of Medicine and his B.A. degree from Rice University.

Mr. Risser joined us as Vice President, Business Development in May 2009. Prior to joining us, Mr. Risser held the position of Senior Director, Business Development in the pharmaceutical group at Johnson & Johnson, where he worked from 2003 to 2009. Before Johnson & Johnson, Mr. Risser started and built a consulting practice that provided counsel to emerging life science companies in the United States and Europe. Earlier in his career, Mr. Risser held venture capital and investment banking positions with BA Venture Partners and Lehman Brothers Holdings Inc., respectively. Mr. Risser holds an M.B.A. from Stanford University and a B.A. from Yale University.

Ms. Cilinski, Vice President, Controller and Treasurer, joined us in October 2003. Prior to joining us, Ms. Cilinski spent a year as a consultant to various companies providing services to the government. Prior to that, she spent more than 20 years with Covanta Energy Inc. (formerly Ogden Corporation) where she held the position of Corporate Controller for four subsidiary companies that provided services to the federal government. Ms. Cilinski holds a B.S. from Strayer University.

EXECUTIVE COMPENSATION

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for the year ended December 31, 2013 include our principal executive officer and two other officers:

•	Scott Koenig, M.D., Ph.D., President and Chief Executive Officer;

•	James Karrels, Vice President, Chief Financial Officer and Secretary; and

•	Jon Wigginton, M.D., Senior Vice President, Clinical Development.

2013 Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid in 2012 and 2013 to each of our named executive officers for the year ended December 31, 2013.

Name and Position	Year	Salary $		Option Awards $ (2)	Nonequity Incentive Plan Compensation (3)	All Other Compensation $ (4)	Total $
Scott Koenig, M.D., Ph.D.	2013	456,065		2,520,830	275,000	3,825	3,255,720
President and Chief Executive Officer	2012	441,648		125,000	220,000	3,675	790,323
James Karrels	2013	306,748		800,763	123,296	3,825	1,234,632
Vice President, Chief Financial Officer and Secretary
Jon Wigginton, M.D.	2013	148,649	(1)	801,106	106,215	237,464	1,293,433
Senior Vice President, Clinical Development

(1)	Dr. Wigginton joined us in August 2013. This represents the prorated portion of his $365,000 base salary that was paid for the portion of 2013 he was employed by us.
(2)	The amounts reflect the grant date fair value for awards granted during the year indicated. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation.
(3)	The amounts reflect the performance bonuses paid in 2014 for performance during 2013 and the performance bonuses paid in 2013 for 2012, as discussed further below under “Narrative Disclosure to Summary Compensation Table—Nonequity Incentive Plan Compensation.”
(4)	The amounts reflect $3,825 in 401(k) matching for each of Dr. Koenig and Mr. Karrels and a $237,464 new hire bonus paid to Dr. Wigginton in 2013, and $3,675 in 401(k) matching for Dr. Koenig in 2012.

Narrative Disclosure to Summary Compensation Table

Annual Salary

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the Chief Executive

Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the compensation committee then recommends the compensation for each executive officer. Our board of directors, without members of management present, discusses the compensation committee’s recommendations and ultimately approves the compensation of our executive officers.

Effective upon the closing of our IPO, our board of directors approved salary increases for each of Dr. Koenig and Mr. Karrels.

Nonequity Incentive Plan Compensation

Our bonus plan motivates and rewards our executives for achievements relative to our goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his or her annual salary. Following the end of each year, our board of directors determines bonuses. Material considerations in determining bonuses include achievement of an executive’s corporate objectives for the year; the executive’s handling of unplanned events and opportunities; and the Chief Executive Officer’s input with respect to the performance of the company, our executives and our financial performance relative to our plan. Based on these factors and in the sole discretion of our board of directors, we approved the bonuses in the table above for our named executive officers in December 2013 for the fiscal year ended December 31, 2013.

Specific achievements and performance considered by our board of directors in determining bonuses for the fiscal year ended December 31, 2013 included:

•	Advancing development of margetuximab, including Phase 1 data presentation at ASCO and initiation of activities related to the planned Phase 3 gastroesophageal cancer study;

•	Advancing development of MGA271, including completion of enrollment of the dose escalation portion of the Phase 1 clinical trial and initiation of the dose expansion portion of the study, which triggered a $10 million milestone by our collaboration partner, Servier;

•	Advancing our existing DART collaborations with Boehringer, Gilead and Pfizer;

•	Finalizing IND preparation activities for MGD006;

•	Initiating GLP toxicology studies for MGD007;

•	Completing IND-enabling pre-clinical activities for MGD010;

•	Accessing public markets through an initial public offering; and

•	Maintaining a minimum cash balance throughout the year and ending the year with more than $35 million in cash and cash equivalents.

Upon completion of our IPO we implemented a new nonequity incentive plan that will provide guidelines for target bonus amounts, performance goals and determination of the amounts of nonequity incentive compensation ultimately awarded in the discretion of the compensation committee of our board of directors.

Long-Term Incentives

Our previous 2000 Stock Option and Incentive Plan, or 2000 Plan, and 2003 Equity Incentive Plan, or 2003 Plan, and our current 2013 Equity Incentive Plan, or 2013 Plan, each authorized us to make grants to eligible recipients of non-qualified stock options, incentive stock options, stock awards, and other forms of award, such as stock appreciation rights. Although each of the 2000 Plan, 2003 Plan and 2013 Plan provided for a range of types of awards, our equity grants to our executive officers under those plans have historically only been in the form of stock options.

We typically grant equity incentive awards at the start of employment to each executive and our other employees. Through 2013, we have not maintained a practice of granting additional equity on an annual basis, but we have retained discretion to provide additional targeted grants in certain circumstances.

We award our equity grants on the date our board of directors approves the grant. We set the option exercise price and grant date fair value based on our per-share valuation on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our executives typically vest 12.5% six months after the date of grant with the remainder vesting in 14 equal quarterly installments.

As of December 31, 2013, options to purchase 3,200,958 shares of common stock at a weighted average exercise price per share of $4.90 were outstanding. As of December 31, 2013, 1,402,459 shares of common stock remained available for future issuance under the 2013 Plan.

Other Compensation

We paid Dr. Wigginton a $237,464 new hire bonus upon his joining the company on August 16, 2013. Other amounts shown in the “All Other Compensation” column in the Summary Compensation Table relate to 401(k) matching contributions made to Dr. Koenig’s and Mr. Karrels’ 401(k) accounts, consistent with the matching contributions offered to all of our employees.

Employment Arrangements

Dr. Koenig

In September 2013, we entered into an employment agreement with Dr. Koenig. Dr. Koenig is employed “at-will,” which means that he has no definitive term of employment.

Dr. Koenig’s employment agreement includes non-competition and non-solicitation provisions that will prohibit him from competing with us, soliciting our customers or employees, or hiring our employees for a period of two years following the end of his employment with us for any reason.

Dr. Koenig is eligible to receive severance benefits in specified circumstances, as set forth in the employment agreement. Under the terms of the agreement, upon execution and delivery of an irrevocable release of claims against the Company and subject to his continued compliance with the non-competition and son-solicitation provisions, Dr. Koenig will be entitled to severance benefits if we terminate his employment without cause or if he terminates employment with us for good reason within 12 months following a change in control.

Additionally, Dr. Koenig is entitled to specified accelerated vesting of options related to a change of control.

The following definitions are used in the employment agreement:

•	“Cause” means: (a) a failure to substantially perform the duties with us (if the failure to substantially perform is not cured, if curable, within thirty (30) days after receipt of written notice from the board of directors that specifies the conduct constituting Cause under this clause (a); (b) willful misconduct, or gross negligence in the performance of duties to us; (c) the conviction or entry of a guilty plea or plea of no contest with respect to, any crime that constitutes a felony or involves fraud, dishonesty or moral turpitude; (d) commission of an act of fraud, embezzlement or misappropriation against us; (e) a material breach of the fiduciary duty owed to us; (f) engaging in any improper conduct that has or is likely to have an adverse economic or reputational impact on us; or (g) a material breach of the employment agreement.

•	“Good reason” means the occurrence of any of the following events (without Dr. Koenig’s consent): (i) material adverse change in functions, duties, or responsibilities that would cause executive’s position to become one of materially lesser responsibility, importance, or scope or (ii) a material breach of the agreement by us. No resignation will be treated as “good reason” unless (a) Dr. Koenig has given written notice of such event to the us within ninety (90) days after the initial occurrence, (b) we have failed to cure the condition constituting “good reason” within 30 days following the delivery of the notice, and (c) Dr. Koenig terminates employment within thirty (30) days after expiration of such cure period.

•	“Change of Control” means: (a) any person (excluding our employee benefit plans) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of our then outstanding securities; (b) we consummate a merger, consolidation, share exchange, division or other reorganization or transaction with any other corporation unless our outstanding securities continue to represent at least 50% of the combined voting power immediately after the transaction; or (c) liquidation or winding-up of our company or the consummation of the sale or disposition of all or substantially all of our assets; or (d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted our board (including for this purpose any new director whose election or nomination for election by the stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the board of directors.

The following table summarizes the schedule of severance benefits Dr. Koenig would receive in the event of a qualifying termination.

Scenario	Salary Continuation	Continuation of Health Benefits	Acceleration of Unvested Equity
Absent a Change in Control	24 months of base salary and target bonus (55% of base salary)	12 months	50% of the shares with respect to which the stock option is not vested

Termination occurs within Two Years Following a Change in Control	24 months of base salary and target bonus (55% of base salary)	12 months	100% of the shares with respect to which the stock option is not vested

In addition, upon the occurrence of a change of control (irrespective of whether Dr. Koenig’s employment terminates), each outstanding stock option held by Dr. Koenig that was granted by us to him prior to the IPO will become fully vested.

Mr. Karrels

In October 2013, we entered into an employment agreement with Mr. Karrels. Mr. Karrels is employed “at-will,” which means that he has no definitive term of employment.

Mr. Karrels’ employment agreement includes non-competition and non-solicitation provisions that will prohibit him from competing with us, soliciting our customers or employees, or hiring our employees for a period of 18 months following the end of his employment with us for any reason.

Mr. Karrels is eligible to receive severance benefits in specified circumstances, as set forth in the employment agreement. Under the terms of the agreement, upon execution and delivery of an irrevocable release of claims against the Company and subject to his continued compliance with the non-competition and son-solicitation provisions, Mr. Karrels will be entitled to severance benefits if we terminate his employment without cause or if he terminates employment with us for good reason within 12 months following a change in control.

Mr. Karrels is also entitled to specified accelerated vesting of options related to a change of control.

Mr. Karrels’ employment agreement contained the same definitions of the terms “Cause,” “Good reason” and “Change of Control” as those defined in Dr. Koenig’s agreement, discussed above. The following table summarizes the schedule of severance benefits Mr. Karrels would receive in the event of a qualifying termination.

Scenario	Salary Continuation	Continuation of Health Benefits	Acceleration of Unvested Equity
Absent a Change in Control	12 months of base salary and target bonus (35% of base salary)	12 months	50% of the shares with respect to which the stock option is not vested

Termination occurs within Two Years Following a Change in Control	12 months of base salary and target bonus (35% of base salary)	12 months	100% of the shares with respect to which the stock option is not vested

Outstanding Equity Awards at 2013 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2013.

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price $	Option Expiration Date
Scott Koenig, M.D., Ph.D	1/7/2007	62,205		0.94	1/6/2017
	11/16/2007	159,796		0.94	11/15/2017
	1/11/2009	106,528		0.94	1/10/2019
	1/10/2010	7,489	499	0.94	1/9/2020
	3/14/2012	58,258	74,905	0.94	3/13/2022
	1/6/2013	9,987	43,278	1.51	1/5/2023
	10/9/2013	—	152,525	16.00	10/9/2023
James Karrels	4/10/2008	39,616		0.94	4/9/2018
	1/11/2009	13,314		0.94	1/10/2019
	1/10/2010	4,993	333	0.94	1/9/2020
	1/9/2011	6,407	2,913	0.94	1/8/2021
	3/14/2012	4,660	5,993	0.94	3/13/2022
	1/6/2013	2,496	10,820	1.51	1/5/2023
	10/9/2013		48,791	16.00	10/9/2023
Jon Wigginton, M.D.	7/19/2013	—	170,448	4.70	7/18/2023

(1)	Options vest and become exercisable with respect to (i) 12.5 percent of the underlying shares six months after the grant date and (ii) the remainder of the underlying shares in 14 equal quarterly installments.

Risk Analysis of Our Compensation Plans

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. Our compensation policies and programs are designed to encourage our employees to remain focused on both the short- and long-term goals of us. For example, while our cash bonus plans are intended to measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stockholder appreciation and limits the potential value of excessive risk-taking. The committee believes that the mix of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short-and long-term performance goals of us without encouraging excessive risk-related behavior. While the compensation committee regularly evaluates its compensation programs, the committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2013, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)(2)	3,200,958	$4.90	1,402,459
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,200,958		1,402,459

(1)	Includes the MacroGenics, Inc. 2013 Equity Incentive Award Plan, 2003 Equity Incentive Plan and 2000 Stock Option and Incentive Plan.
(2)	The 2013 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2013 Plan shall be increased on the first day of each year beginning in 2014 and ending in 2023, equal to the lesser of (a) 1,960,168 shares, (b) 4.0% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (c) such smaller number of shares of stock as determined by our Board.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 16, 2014 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all executive officers and directors as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 27,619,894 shares of common stock outstanding as of April 16, 2014. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of April 16, 2014, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person. Except as otherwise indicated, the address of each of the persons in this table is 9640 Medical Center Drive, Rockville, Maryland 20850.

	Shares of Common Stock Beneficially Owned
	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
Name of Beneficial Owner
5% or Greater Stockholders:
Entities affiliated with TPG (1)	1,870,332	—	1,870,332	6.8%
Entities affiliated with Point72 Asset Management, L.P. (2)	1,761,907	—	1,761,907	6.4%
Entities affiliated with InterWest Partners (3)	1,708,716	—	1,708,716	6.2%
Entities affiliated with Alta BioPharma Partners (4)	1,704,996	—	1,704,996	6.2%
Named Executive Officers and Directors:
Scott Koenig, M.D., Ph.D. (5)	747,738	447,131	1,194,869	4.3%
James Karrels (6)	80,231	82,079	162,310	*
Jon Wigginton, M.D. (7)	—	31,959	31,959	*
Paulo Costa (8)	49,435	—	49,435	*
Matthew Fust (9)	—	—	—	*
Kenneth Galbraith (10)	1,317,049	—	1,317,049	4.8%
Edward Hurwitz (11)	1,704,996	—	1,704,996	6.2%
Eran Nadav, Ph.D. (12)	—	—	—	*
Arnold Oronsky, Ph.D. (13)	1,708,716	—	1,708,716	6.2%
David Stump, M.D. (14)	—	—	—	*
All directors and executive officers as a group (15 persons) (15)	5,769,794	1,036,739	6,806,533	24.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)

Consists of 1,870,332 shares of common stock held of record by entities affiliated with TPG. TPG Biotechnology Partners, L.P., a Delaware limited partnership, whose general partners is TPG Biotechnology GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar Advisors, LLC, a Delaware limited liability company (“Biotechnology GenPar Advisors”), and

TPG Ventures, L.P., a Delaware limited partnership, whose general partner is TPG Ventures GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Ventures GenPar Advisors LLC, a Delaware limited liability company (“Ventures GenPar Advisors”) are collectively referred to as the entities affiliated with TPG. The sole member of each of Biotechnology GenPar Advisors and Ventures GenPar Advisors is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the securities held by TPG Biotechnology Partners, L.P. and TPG Ventures, L.P. Messrs. Bonderman and Coulter disclaim beneficial ownership of the securities held by TPG Biotechnology Partners, L.P. and TPG Ventures, L.P. except to the extent of their pecuniary interest therein. The address of each of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(2)	The information reported is based on a Schedule 13G filed jointly with the SEC on April 9, 2014 by (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to shares held by certain investment funds it manages; (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) with respect to shares held by certain investment funds managed by Point72 Asset Management; (iii) Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) with respect to shares held by certain investment funds it manages; (iv) EverPoint Asset Management, LLC (“EverPoint Asset Management”) with respect to shares held by certain investment funds it manages; and (v) Steven A. Cohen with respect to shares beneficially owned by Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies and EverPoint Asset Management. According to the information reported, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages pursuant to an investment management agreement. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, EverPoint Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies and EverPoint Asset Management. Each of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 1,761,907 shares; (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 5,523 shares; and (iii) EverPoint Asset Management and Mr. Cohen may be deemed to beneficially own 50,000 shares. Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, EverPoint Asset Management and Mr. Cohen disclaims beneficial ownership of such shares. The principal address for these entities is 72 Cummings Point Road, Stamford, CT 06902.
(3)	Consists of 1,708,716 shares of common stock held of record by entities affiliated with InterWest Partners. InterWest Partners VIII, L.P. (“IW8”), InterWest Investors Q VIII, L.P., and InterWest Investors VIII, L.P. are collectively referred to as the entities affiliated with InterWest Partners. InterWest Management Partners VIII, LLC (“IMP8”) is the general partner of the entities affiliated with InterWest Partners and has sole voting and investment control over the shares held by the entities affiliated with InterWest Partners. Harvey B. Cash, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Gilbert H. Kliman and Arnold L. Oronsky, a member of our board of directors, are the managing directors of IMP8. Each of the managing directors share voting and investment control with respect to the shares held by the entities affiliated with InterWest Partners. Dr. Oronsky disclaims beneficial ownership of all shares held by the entities affiliated with InterWest Partners except to the extent of his pecuniary interest therein. The address for these entities is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(4)

Consists of 1,704,996 shares of common stock held of record by entities affiliated with Alta BioPharma Partners. Alta BioPharma Partners, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligings KG and Alta Embarcadero BioPharma Partners III, LLC are collectively referred to as the entities affiliated with Alta BioPharma Partners. The directors of Alta BioPharma Management Partners III, LLC, which is the general partner of Alta Biopharma Partners III, L.P., the managing limited partner of Alta Biopharma Partners III GmbH & Co. Beteiligungs KG, and the manager of Alta Embarcadero Biopharma Partners III, LLC, exercise sole dispositive and voting power over the shares owned by the entities affiliated with Alta BioPharma Partners. Edward Hurwitz, one of our directors, Farah Champsi and Edward Penhoet are directors of Alta BioPharma Management Partners III, LLC and managers of Alta Embarcadero Biopharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by the entities affiliated with Alta BioPharma Partners. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The principal address for the entities affiliated with Alta BioPharma Partners is One Embarcadero Center, Suite 3700, San Francisco, CA 94111.
(5)	Consists of (i) 53,265 shares of common stock, (ii) 641,208 shares of common stock owned jointly by Dr. Koenig and his spouse, of which Dr. Koenig has shared voting and dispositive power, (iii) 53,265 shares of common stock held by the Scott Koenig Family Trust, an irrevocable trust, of which Dr. Koenig’s spouse and brother-in-law are co-trustees, and of which Dr. Koenig may be deemed to have shared voting and dispositive power, and (iv) 447,131 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 16, 2014.
(6)	Consists of 80,231 shares of common stock jointly owned by Mr. Karrels and his spouse, and 82,079 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 16, 2014.
(7)	Consists of 31,959 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 16, 2014.
(8)	Consists of (i) 49,435 shares of common stock.
(9)	Mr. Fust was appointed to our board of directors in March 2014.
(10)	Consists of 1,317,049 shares of common stock held of record by Ventures West 8 Limited Partnership. Mr. Galbraith is a Managing Director of Five Corners Capital Inc., the general partner and investment manager of Ventures West 8 Limited Partnership, and as such Mr. Galbraith may be deemed to share voting and dispositive power with respect to all shares held by these entities. Mr. Galbraith disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Mr. Galbraith’s business address is c/o Ventures West 8 Limited Partnership, Suite 400-999 West Hastings Street, Vancouver, BC, V6C 2W2.
(11)	Consists of the shares described in footnote (4) above. Mr. Hurwitz is a director of Alta BioPharma Management Partners III, LLC and , and as such Mr. Hurwitz may be deemed to share voting and dispositive power with respect to all shares held by these entities. Mr. Hurwitz disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Mr. Hurwitz’s business address is c/o Alta BioPharma Partners, One Embarcadero Center, Suite 3700, San Francisco, CA 94111.
(12)	Dr. Nadav, a member of our board of directors, is Managing Director of TPG Biotech. Dr. Nadav has no voting or investment power over and disclaims beneficial ownership of the securities held by TPG Biotechnology Partners, L.P. and TPG Ventures, L.P. Dr. Nadav’s business address is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(13)	Consists of the shares described in footnote (3) above. Dr. Oronsky is Managing Director of the general partner of the entities affiliated with InterWest Partners, and as such Dr. Oronsky may be deemed to share voting and dispositive power with respect to all shares held by these entities. Dr. Oronsky disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Dr. Oronsky’s business address is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(14)	Dr. Stump was appointed to our board of directors in September 2013.
(15)	Includes 5,769,794 shares held and 1,036,739 shares which may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014 which are beneficially owned by our current executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these proxy materials and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares as described in this proxy statement, so your shares will be represented at the Annual Meeting.

The form of proxy and this proxy statement have been approved by the Board and are being mailed or delivered to stockholders by its authority.

By Order of the Board of Directors

James Karrels

Corporate Secretary

Rockville, Maryland

April 30, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2014.

Vote by Internet • Go to www.investorvote.com/MGNX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Scott Koenig M.D., Ph.D.	☐	☐	02 - Matthew Fust	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 —Please keep signature within the box.
/ /

¢	2 1 D V	+

01U53D

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 5, 2014

Lynn Cilinski, James Karrels and Paulo Costa, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of MacroGenics, Inc. to be held on June 5, 2014, at 9:00 a.m. local time, at the Hilton Garden Inn Rockville-Gaithersburg, 14975 Shady Grove Road, Rockville, Maryland, 20850 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed in proposal 1 and FOR proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)